INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF TRUSTEES OF MONEY MARKET OBLIGATIONS TRUST AND
SHAREHOLDERS OF FEDERATED TAX-FREE TRUST:

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Federated Tax-Free Trust (the "Fund") as of November 30, 1999, and the related statement of operations for the year then ended, the statement of changes in net assets for the years ended November 30, 1999 and 1998 and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to provide reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities owned at November 30, 1999, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Fund as of November 30, 1999, the results of its operations, the changes in its net assets and its financial highlights for the respective stated periods in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 14, 2000